UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                         Commission File Number 333-41949-01

                         SSB Vehicle Securities Inc.
                    Hyundai Auto Receivables Trust 1998-A
             (Exact name of registrant as specified in its charter)

                             7 World Trade Center
          New York, New York  10048             212/783-7000
     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          SSB Vehicle Securities Inc.
                    Hyundai Auto Receivables Trust 1998-A
            (Title of each class of securities covered by this Form)


                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     x
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6

    Approximate number of holders of record as of the certification or notice date: 43

     Pursuant to the requirements of the Securities Exchange Act of 1934, Issuer of the SSB Vehicle Securities Inc. Hyundai Auto Receivables Trust 1998-A, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  January 28, 1999                 By: /s/ Ted K. Yarbrough

                                         Ted K. Yarbrough
                                         Assistant Vice President
                                         SSB VEHICLE SECURITIES INC.